 EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated June 26, 2017 relating to the balance sheets of Engenavis, Inc. (formerly NextGen Energies, Inc.) as of December 31, 2016, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for period from December 15, 2016 (inception) through December 31, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

January 24, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com